Exhibit 10.6

EVERI HOLDINGS INC.

NOTICE OF GRANT OF RESTRICTED STOCK

Everi Holdings Inc. (the “Company”)  has granted to the Participant an award (the “Award”)  of certain shares of Stock (the “Shares”)  pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan, as may be amended from time to time (the “Plan”), as follows:

Participant:	__________________	Award No.:	______________
Date of Grant:	__________________
Total Number of Shares:	__________________, subject to adjustment as provided by the Restricted Stock Agreement.
Fair Market Value per Share on Date of Grant:	$__________________
Vested Shares:

Except as provided in the Restricted Stock Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Total Number of Shares by the “Vested Ratio” determined as of such date, as follows:

Vested Ratio
	Prior to the date that is _______ after the Date of Grant		_________
	On the date that is _______ after the Date of Grant and on such date every _______ thereafter, an additional		_________
	On the _______ anniversary of Date of Grant		_________
Accelerated Vesting:

Notwithstanding any other provision contained in this Grant Notice or the Restricted Stock Agreement:

(i) the Total Number of Shares shall become Vested Shares upon the Participant’s termination of Service if the Participant’s Service is terminated by the Participating Company without Cause or by the Participant for Good Reason within ten (10) days prior to, or within eighteen (18) months after, the date a Change in Control is consummated; and

(ii) the Total Number of Shares shall become Vested Shares immediately before the Change in Control, and contingent thereon, if the Acquiror does not assume or continue the Award as described in Section 8 of the Restricted Stock Agreement.

“Cause” and “Good Reason” have the meanings given those terms in the Employment Agreement.

Effect of Termination of Service:

The Award shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested.

If the Participant’s Service is terminated by the Participating Company without Cause or by the Participant for Good Reason at any time other than as described above under “Accelerated Vesting,” there shall be no accelerated vesting of the Award.

Notwithstanding the foregoing or any other provision of the Restricted Stock Agreement to the contrary, if the Participant’s Service is terminated for Cause, the Award shall terminate in its entirety immediately upon such termination of Service or act.

Suspension of Vesting:

During any authorized leave of absence, the vesting of the Shares as provided by this Grant Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days.  Vesting of the Shares shall resume upon the Participant’s termination of the leave of absence and return to Service. The period of Service required for each subsequent Vested Share installment determined in accordance with the vesting schedule above shall be extended by the length of the suspension.

Employment Agreement:	[Employment Agreement], dated ________, by and between _____________ .
Superseding Agreement:

None.  Participant acknowledges and agrees that none of the provisions of the Employment Agreement relating to vesting, exercisability, or termination of equity awards (including accelerated vesting upon a Change in Control) shall apply to this Award, so that the provisions of the Grant Notice and Restricted Stock Agreement for this Award shall supersede those provisions in the Employment Agreement.

Restrictive Covenants:

This Award is consideration for Participant’s compliance with the restrictive covenants herein.   If the Employment Agreement or any other agreement signed by the Participant for the benefit of the Company or any Affiliate contains more restrictive provisions, those provisions shall continue in effect notwithstanding any contrary provision in any such agreement.

Participant acknowledges that because of Participant’s position in the Company, Participant will have access to the Company’s and its Affiliates’ new and additional Proprietary Information (as defined below), including confidential information and trade secrets. Subject to clause 1(a) and 1(d) of the Participant’s Employee Proprietary Information and Inventions Agreement (“EPIIA”), Participant agrees that during Participant’s Service and for a period of twelve (12) months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, participate in or provide any services, whether as an employee, consultant or independent contractor, member of a board of directors or in any other capacity, to any entity in connection with the development, production, marketing, soliciting or selling products or services competitive with products or services being developed, produced, marketed or sold by any Company business unit, division, or department operating anywhere in the world, for which Participant performed any work or about which Participant obtained Proprietary Information during the two (2) year period prior to Participant’s last day of Service. Subject to clause 1(a) and 1(d) of the Participant’s EPIIA, Participant agrees that during Participant’s Service and for a period of twelve (12) months after termination of Participant’s Service, regardless of the reason for termination, Participant agrees that Participant will not, either on Participant’s  own behalf or on behalf of any person or entity, directly or indirectly: (i) solicit, or attempt to solicit, any person who is or was an employee, consultant or contractor of the Company or any Affiliate of the Company in the six (6) month period prior to Participant’s last day of Service, to terminate, alter or modify such person’s employment relationship with the Company; or (ii) solicit, or attempt to solicit, the business of any person or entity that is either a customer or a potential customer of the Company, to which Participant, directly or indirectly, attempted to or did, sell or provide any product or service on behalf of Company, or about which Participant obtained any Confidential Information, during the one (1) year period prior to Participant’s last day of Service. Provision (i) above shall not apply to solicitation of a former employee that was initiated after that employee was involuntarily terminated from employment by the Company.  For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

“Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Participant, pertaining in any manner to the business of the Company or to the Company’s Affiliates, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Participant’s possession or part of Participant’s general knowledge prior to Participant’s employment by the Company; or (iii) the information is disclosed to Participant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Participant further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Participant by the Company (or any Affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

Participant acknowledges that Participant’s fulfillment of the obligations contained in this section, including, but not limited to, Participant’s obligation not to interfere with the Company’s business as provided above, is necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. Participant further acknowledges the time, geographic and scope limitations of Participant’s obligations as described above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Participant will not be precluded from gainful employment if Participant is obligated not to compete with the Company during the specified period and within the specified geography.  In accordance with the Defend Trade Secrets Act (DTSA) and other applicable law, nothing in this Proprietary Information policy restricts disclosure of a trade secret to the government in relation to the investigation of a known or suspected violation of law.

The covenants contained herein shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision.

Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein.  In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law.  In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Grant Notice in that case and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law.  The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

[signatures are on the next page]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Agreement and the Plan, both of which are made a part of this document.  The Participant acknowledges that copies of the Plan, the Restricted Stock Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

EVERI HOLDINGS INC.		PARTICIPANT

By:
Signature

Date
Address:	7250 S. Tenaya Way, Suite 100
	Las Vegas, NV 89113	Address

ATTACHMENTS:   2014 Equity Incentive Plan, as amended; Restricted Stock Agreement; Assignment Separate from Certificate; form of Section 83(b) Election; and Plan Prospectus.